Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS

FIRST QUARTER 2021 RESULTS

Houston, Texas, Wednesday, April 28, 2021 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $0.9 million ($0.03 diluted earnings per share) for the first quarter ended March 31, 2021.

First Quarter 2021 Highlights

●Operating income was $2.1 million for the first quarter of 2021 compared to operating income of $4.4 million for the first quarter of 2020.

●Net income was $0.9 million ($0.03 diluted earnings per share) for the first quarter of 2021 compared to net income of $2.7 million ($0.09 diluted earnings per share) for the first quarter of 2020.

●The first quarter 2021 net income included $0.5 million ($0.01 earnings per diluted share) of non-recurring items and $0.2 million ($0.00 earnings per diluted share) of tax benefit associated with the movement of certain valuation allowances. First quarter 2021 adjusted net income was $1.2 million ($0.04 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring items, was $9.5 million in the first quarter of 2021, which compares to adjusted EBITDA of $12.2 million for the first quarter of 2020. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the first quarter was $364.8 million on a first quarter book-to-bill of 0.51x.

“Our results for the first quarter were in-line with our expectations,” stated Mark Stauffer, Orion’s Chief Executive Officer.  “First quarter results reflect the impact of the historic winter storm that affected our Texas operations, causing work on Texas projects in both segments, including for dredging projects, to stop for up to ten days.  This reduced revenue for the quarter by approximately $8.2 million and lowered earnings per share by approximately $0.03.  Also, worth noting was the year-over-year EBITDA comparison in our marine segment wherein the first quarter of 2020 was up as a result of execution related margin gains on several large projects.

   “Our concrete segment continued its improved performance in the first quarter, in spite of the challenging weather conditions.  Despite the impact of historically cold weather conditions in Texas during February and the related project impacts, our concrete operation delivered revenue growth and more importantly, generated a meaningful year-over-year increase in profitability.  We view this as further validation of our Invest, Scale and Grow (“ISG”) program, which continues benefitting our results after its implementation in 2019.

 “Our overall bidding opportunities are proceeding at a high level, and we see our intermediate-to-long term prospects as strong as they have ever been.  We continue to watch end market drivers, including a possible new Federal infrastructure bill, which would be a catalyst for even greater expansion of our addressable bidding landscape.  Given the breadth of our end markets and our unique and highly versatile construction capabilities and expertise, we are very well positioned to capitalize on a wide range of attractive project opportunities as they emerge throughout our operating footprint.

“Additionally, we are in an increasingly strong liquidity position.  In the first quarter we generated solid free cash flow, which further enhanced our balance sheet, providing us with the flexibility to continue to execute on projects in backlog and pursue new awards, while at the same time enabling us to execute on our strategic plan, including positioning ourselves for potential accretive acquisition opportunities.  We would expect our pending asset sales to contribute to additional improvement in our financial position in the coming quarters.”

Mr. Stauffer concluded, “Overall, with the project opportunities we see on the horizon, our continuously improving execution resulting from our ISG program and our strong financial position, we remain confident in our ability to achieve our goals for the current year and generate growth in profitability and shareholder value as we move toward a post-pandemic economy.”

Consolidated Results for First Quarter 2021 Compared to First Quarter 2020

●	Contract revenues were $153.3 million, down 8.0% as compared to $166.6 million. The decrease was primarily driven by the severe winter storm and the timing and mix of projects in the marine segment in the prior period.

●	Gross profit was $15.5 million, as compared to $19.8 million. Gross profit margin was 10.1%, as compared to 11.9%. The decrease in gross profit dollars and percentage was primarily driven by winter weather related decreases in utilization.

●	Selling, General, and Administrative expenses were $14.6 million, as compared to $15.9 million. As a percentage of total contract revenues, SG&A expenses remained flat. The decrease in SG&A dollars was driven in part by reduced business development, based on timing of project pursuits, and travel costs in the current year period.

●	Operating income was $2.1 million as compared to $4.4 million. The decrease in operating income in the first quarter of 2021 reflects the aforementioned factors above.

●	EBITDA was $8.6 million, representing a 5.6% EBITDA margin, as compared to EBITDA of $11.4 million, or a 6.8% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the first quarter of 2021 was $9.5 million, representing a 6.2% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of March 31, 2021, was $364.8 million, which compares with backlog under contract as of March 31, 2020, of $591.9 million. The first quarter 2021 ending backlog was comprised of $154.8 million for the marine segment, and $210.0 million for the concrete segment. At the end of the first quarter 2021, the Company had approximately $1.9 billion worth of bids outstanding, including approximately $134 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the first quarter of 2021, the highest reported level in over four quarters, of which approximately $78 million pertains to the marine segment and approximately $56 million to the concrete segment.

“During the first quarter, we bid on approximately $1.1 billion of work and were successful on approximately $79 million of these bids,” stated Robert Tabb, Orion Group Holding's Executive Vice President and Chief Financial Officer.  “This resulted in a 0.51 times book-to-bill ratio and a win rate of 7.4%. In the marine segment, we bid on approximately $372 million during the first quarter 2021 and were successful on approximately $24 million, representing a win rate of 6.5% and a book-to-bill ratio of 0.34 times. In the concrete segment we bid on approximately $683 million of work and were awarded approximately $54 million, representing a win rate of 7.9% and a book-to-bill ratio of 0.67 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2021 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, April 29, 2021. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, the effects of the ongoing COVID-19 pandemic, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 2, 2021, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Fred Buonocore, CFA (212) 836-9607
(346) 616-4138		Mike Gaudreau (212) 836-9620
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Contract revenues	153,309	166,620
Costs of contract revenues	137,854	146,862
Gross profit	15,455	19,758
Selling, general and administrative expenses	14,630	15,869
Amortization of intangible assets	380	516
Gain on disposal of assets, net	(1,610)	(992)
Operating income	2,055	4,365
Other (expense) income:
Other income	37	97
Interest income	26	40
Interest expense	(1,040)	(1,402)
Other expense, net	(977)	(1,265)
Income before income taxes	1,078	3,100
Income tax expense	150	377
Net income	$928	$2,723

Basic earnings per share	$0.03	$0.09
Diluted earnings per share	$0.03	$0.09
Shares used to compute income per share:
Basic	30,465,475	29,653,409
Diluted	30,499,978	29,655,557

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended March 31,
	2021		2020
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$41,669	57.8%	$53,511	62.3%
Private sector	30,477	42.2%	32,438	37.7%
Marine segment total	$72,146	100.0%	$85,949	100.0%
Concrete segment
Public sector	$4,779	5.9%	$16,052	19.9%
Private sector	76,384	94.1%	64,619	80.1%
Concrete segment total	$81,163	100.0%	$80,671	100.0%
Total	$153,309		$166,620

Operating income (loss)
Marine segment	$(9)	(0.0)%	$2,855	3.3%
Concrete segment	2,064	2.5%	1,510	1.9%
Total	$2,055		$4,365

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Net income	$928	$2,723
One-time charges and the tax effects:
ERP implementation	586	—
ISG initiative	—	369
Severance	—	34
Tax rate of 23% applied to one-time charges (1)	(135)	(93)
Total one-time charges and the tax effects	451	310
Federal and state tax valuation allowances	(151)	(663)
Adjusted net income	$1,228	$2,370
Adjusted EPS	$0.04	$0.08

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Net income (loss)	$928	$2,723
Income tax expense	150	377
Interest expense, net	1,014	1,362
Depreciation and amortization	6,485	6,892
EBITDA (1)	8,577	11,354
Stock-based compensation	383	462
ERP implementation	586	—
ISG initiative	—	369
Severance	—	34
Adjusted EBITDA(2)	$9,546	$12,219
Operating income margin (3)	1.4%	2.7%
Impact of depreciation and amortization	4.2%	4.1%
Impact of stock-based compensation	0.2%	0.3%
Impact of ERP implementation	0.4%	—%
Impact of ISG initiative	—%	0.2%
Impact of severance	—%	—%
Adjusted EBITDA margin(2)	6.2%	7.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	March 31,		March 31,
	2021	2020	2021	2020
Operating income	(9)	2,855	2,064	1,510
Other income (expense), net (1)	2,894	2,989	(2,857)	(2,892)
Depreciation and amortization	4,358	4,776	2,127	2,116
EBITDA (2)	7,243	10,620	1,334	734
Stock-based compensation	351	412	32	50
ERP implementation	276	—	310	—
ISG initiative	—	190	—	179
Severance	—	12	—	22
Adjusted EBITDA(3)	$7,870	$11,234	$1,676	$985
Operating income margin (4)	4.0%	6.8%	(0.9)%	(1.7)%
Impact of depreciation and amortization	6.0%	5.6%	2.6%	2.6%
Impact of stock-based compensation	0.5%	0.5%	—%	0.1%
Impact of ERP implementation	0.4%	—%	0.4%	—%
Impact of ISG initiative	—%	0.2%	—%	0.2%
Impact of severance	—%	—%	—%	—%
Adjusted EBITDA margin (3)	10.9%	13.1%	2.1%	1.2%

(1)	Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Net income	$928	$2,723
Adjustments to remove non-cash and non-operating items	6,895	8,582
Cash flow from net income after adjusting for non-cash and non-operating items	7,823	11,305
Change in operating assets and liabilities (working capital)	1,295	4,148
Cash flows provided by operating activities	$9,118	$15,453
Cash flows provided by (used in) investing activities	$772	$(325)
Cash flows used in financing activities	$(6,837)	$(2,692)

Capital expenditures (included in investing activities above)	$(1,618)	$(2,753)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2021	2020
Cash flows from operating activities
Net income	$928	$2,723
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,704	6,192
Amortization of ROU operating leases	1,348	1,673
Amortization of ROU finance leases	781	700
Amortization of deferred debt issuance costs	239	123
Deferred income taxes	50	13
Stock-based compensation	383	462
Gain on disposal of assets, net	(1,610)	(992)
Allowance for credit losses	—	411
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	3,837	13,511
Income tax receivable	—	(192)
Inventory	74	(218)
Prepaid expenses and other	60	1,540
Contract assets	10,474	9,956
Accounts payable	(9,735)	(22,911)
Accrued liabilities	(2,371)	(543)
Operating lease liabilities	(1,196)	(1,348)
Income tax payable	137	(278)
Contract liabilities	15	4,631
Net cash provided by operating activities	9,118	15,453
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,950	1,302
Purchase of property and equipment	(1,618)	(2,753)
Contributions to CSV life insurance	—	(38)
Insurance claim proceeds related to property and equipment	440	1,164
Net cash provided by (used in) investing activities	772	(325)
Cash flows from financing activities:
Borrowings from Credit Facility	5,000	5,000
Payments made on borrowings from Credit Facility	(11,155)	(6,750)
Payments of finance lease liabilities	(732)	(942)
Payments related to tax withholding for stock-based compensation	(36)	—
Exercise of stock options	86	—
Net cash used in financing activities	(6,837)	(2,692)
Net change in cash, cash equivalents and restricted cash	3,053	12,436
Cash, cash equivalents and restricted cash at beginning of period	1,589	1,086
Cash, cash equivalents and restricted cash at end of period	$4,642	$13,522

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,642	1,589
Accounts receivable:
Trade, net of allowance for credit losses of $323 and $411, respectively	92,553	96,369
Retainage	38,043	36,485
Income taxes receivable	419	419
Other current	57,153	59,492
Inventory	1,680	1,548
Contract assets	21,797	32,271
Prepaid expenses and other	7,254	7,229
Total current assets	223,541	235,402
Property and equipment, net of depreciation	120,879	125,497
Operating lease right-of-use assets, net of amortization	17,480	18,874
Financing lease right-of-use assets, net of amortization	12,097	12,858
Inventory, non-current	6,249	6,455
Intangible assets, net of amortization	9,697	10,077
Deferred income tax asset	41	70
Other non-current	4,871	4,956
Total assets	$394,855	$414,189
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$4,348	$4,344
Accounts payable:
Trade	38,242	48,252
Retainage	990	716
Accrued liabilities	77,701	84,637
Income taxes payable	776	639
Contract liabilities	33,150	33,135
Current portion of operating lease liabilities	4,777	4,989
Current portion of financing lease liabilities	2,878	3,901
Total current liabilities	162,862	180,613
Long-term debt, net of debt issuance costs	23,603	29,523
Operating lease liabilities	13,512	14,537
Financing lease liabilities	8,680	8,376
Other long-term liabilities	23,513	19,837
Deferred income tax liability	228	207
Interest rate swap liability	1,372	1,602
Total liabilities	233,770	254,695
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,188,886 and 31,171,804 issued; 30,477,655 and 30,460,573 outstanding at March 31, 2021 and December 31, 2020, respectively	312	312
Treasury stock, 711,231 shares, at cost, as of March 31, 2021 and December 31, 2020, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(1,372)	(1,602)
Additional paid-in capital	184,757	184,324
Retained loss	(16,072)	(17,000)
Total stockholders’ equity	161,085	159,494
Total liabilities and stockholders’ equity	$394,855	$414,189